CARDTRONICS ANNOUNCES SHAREHOLDER APPROVAL FOR ACQUISITION BY NCR
AND REPORTS FIRST QUARTER 2021 RESULTS

HOUSTON, May 7, 2021 – Cardtronics plc (Nasdaq: CATM) (“Cardtronics” or the “Company”), the world’s largest ATM owner/operator, announced today its financial and operational results for the quarter ended March 31, 2021.

“During the first quarter, we saw continued strength in our U.S. business, our largest market, driven by growth in surcharge-free transactions, resulting in another solid quarter of profits and cash flow generation,” said Ed West, CEO of Cardtronics.

“As modern banking and consumer preferences evolve, our value proposition for financial institutions, FinTechs and retailers has never been stronger. With our leading network, innovative solutions, exceptional service and convenience, we continue to earn new business and expand existing relationships, as evidenced by 12% organic growth in bank-branding and surcharge-free network revenues during the first quarter.”

“We are pleased that over 99% of our voting shareholders voted in favor of the previously announced acquisition agreement with NCR, and we look forward to completing the transaction. We believe by combining our capabilities, we are better positioned to offer our customers an even broader range of financial solutions, enhanced level of services, and greater overall value,” concluded West.

First Quarter 2021 Financial Highlights:
Pandemic-related restrictions continue to be dynamic and impact consumer activity and transaction levels across the Company's footprint. Strong recoveries of transactions in the U.S. and South Africa continued into Q1 2021. Adverse impacts from extended and, in some cases, more restrictive government-mandated lockdown measures for certain geographies, in particular the operations in the U.K., Canada, Germany, and Spain, continued throughout the first quarter of 2021.
•Total revenues of $267.8 million, down 12.6% from $306.6 million in the prior year, and down 15.2% on a constant-currency basis. Growth in our core U.S. business was offset by declines in other regions, especially in the U.K. and Canada, which were heavily impacted by pandemic-related social restrictions.
•ATM operating revenues of $255.0 million, down 12.6% from $291.8 million in the prior year, and down 15.1% on a constant-currency basis. U.S. same-store withdrawals increased 6% vs. Q1 2020 and were up 5% vs. Q1 2019 (non-pandemic impacted).
•GAAP Net income of $5.9 million, or $0.13 per diluted share, compared to $5.8 million, or $0.13 per diluted share in the prior year.
•Adjusted Net Income per diluted share of $0.42, in line with the prior year.
•Adjusted EBITDA of $69.6 million, up 9.2% from $63.7 million in the prior year, and up 6.0% on a constant-currency basis, positively impacted by business rate (property tax) recoveries in the U.K of approximately $12.0 million
•Adjusted EBITDA margin of 26.0% compared to 20.8% in the prior year.
•An increase in restricted cash and corresponding liabilities caused reported net cash provided by operating activities to be $69.4 million compared to $1.1 million in the prior year. Adjusted net cash provided by operating activities, which excludes the impact of restricted cash settlement activity, was $65.0 million compared to $41.0 million in the prior year.
•Adjusted free cash flow of $48.8 million compared to $22.6 million in the prior year.
•Net Debt reduction of $24.3 million during the quarter.

Recent Business Highlights:
•New ATM service agreement for over 300 ATMs with MAPCO, a leading convenience store chain throughout the southeastern U.S.
•Expanded branding relationship with KeyBank for approximately 50 ATMs at Kum & Go locations in Colorado
•Adding approximately 50 ATMs at CVS Pharmacy locations in Hawaii
•Six new partners added to the Allpoint+ cash deposit network during Q1 2021

Proposed Transaction with NCR Corporation and Upcoming Investor Communications

As previously announced on January 25, 2021, the Company entered into an acquisition agreement with NCR Corporation ("NCR") pursuant to which NCR will acquire all outstanding shares of Cardtronics for $39.00 per share in cash. The transaction, which has been approved by the board of directors of both companies, is expected to close in mid-2021, subject to the satisfaction of customary closing conditions, including regulatory approvals. Cardtronics shareholders approved the transaction on May 7, 2021. In light of the pending transaction, Cardtronics is not holding quarterly earnings conference calls but is issuing this quarterly earnings release and is providing additional financial and business information in an earnings supplement posted on the Company's website.
See Disclosure of Non-GAAP Financial Information in this earnings release for definitions of Adjusted Gross Profit, Adjusted Gross Margin, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Net Income per diluted share (may also be referred to by the Company as "Adjusted EPS"), Adjusted Net Cash Provided by Operating Activities, Adjusted Free Cash Flow, Net Debt and certain other financial measures recognized under generally accepted accounting principles in the U.S. (“U.S. GAAP” or “GAAP”) and other non-GAAP measures that are used by management on a constant-currency basis. For additional information, including reconciliations to the most directly comparable GAAP measure, see the supplemental schedules of selected financial information in this earnings release.
The Company may also refer to revenue or profit growth as being organic. When providing growth measures on an organic basis, the Company aims to exclude the estimated impact from any acquired or divested businesses that may be included or partially included in one period but not another. The Company may further adjust organic performance measures for the impacts of currency movements, in order to have a consistent performance comparison across periods for the business, excluding movements in exchange rates.
About Cardtronics (Nasdaq: CATM)
Cardtronics is the trusted leader in financial self-service, enabling cash transactions at over 285,000 ATMs across 10 countries in North America, Europe, Asia-Pacific, and Africa. With our scale, expertise and innovation, top-tier merchants and businesses of all sizes use our ATM solutions to drive growth, in-store traffic, and retail transactions. Financial services providers rely on Cardtronics to deliver superior service at their own ATMs, on Cardtronics ATMs where they place their brand, and through Cardtronics' Allpoint network, the world’s largest retail-based surcharge-free ATM network, with over 55,000 locations. As champions of cash, Cardtronics converts digital currency into physical cash, driving payments choice for businesses and consumers alike. Learn more about Cardtronics by visiting www.cardtronics.com and by following us on LinkedIn and Twitter.

Contact Information

Investor Relations Brad Conrad 832-308-4000 ir@cardtronics.com	Media Relations Lisa Albiston 832-308-4000 corporatecommunications@cardtronics.com

Cautionary Statement Regarding Forward-Looking Statements
This earnings release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended and are intended to be covered by the safe harbor provisions thereof. Forward-looking statements can be identified by words such as "project," "believe," "estimate," "expect," "future," "anticipate," "intend," "contemplate," "foresee," "would," "could," "plan," and similar expressions that are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effect on the Company and there can be no assurance that future developments affecting the Company will be those that are anticipated. All comments concerning the Company’s expectations for future revenues and operating results are based on its estimates for its existing operations and do not include the potential impact of any future acquisitions. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond its control) and assumptions that could cause actual results to differ materially from its historical experience and present expectations or projections. Risk factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as updated by the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, and those set forth from time-to-time in other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements contained in this earnings release, which speak only as of the date of this earnings release. Except as required by applicable law, the Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.
Disclosure of Non-GAAP Financial Information
In order to assist readers of our consolidated financial statements in understanding the operating results that Management uses to evaluate the business and for financial planning purposes, the Company presents the following non-GAAP measures as a complement to financial results prepared in accordance with U.S. GAAP: Adjusted Gross Profit, Adjusted Gross Margin, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Tax Rate, Adjusted Net Income per diluted share, Adjusted Net Cash Provided by Operating Activities, Adjusted Free Cash Flow, and certain other results presented on a constant-currency basis. Management believes that the presentation of these measures and the identification of notable, non-cash, non-operating costs, and/or (if applicable in a particular period) certain costs not anticipated to occur in future periods enhance an investor’s understanding of the underlying trends in the Company’s business and provide for better comparability between periods in different years. In addition, Management presents Net Debt as a measure of our financial condition. Management believes that these measures are relevant and provide useful information widely used by analysts, investors and other interested parties in the Company’s industry to provide a baseline for evaluating and comparing our operating performance, financial condition and, in the case of free cash flow, our liquidity results. Management uses these non-GAAP financial measures in managing and measuring the performance of the business, including setting and measuring incentive-based compensation for management.
The non-GAAP financial measures presented herein should not be considered in isolation or as a substitute for operating income, net income, cash flows from operating, investing, or financing activities, or other income or cash flow measures prepared in accordance with U.S. GAAP. Reconciliations of the non-GAAP financial measures used herein to the most directly comparable U.S. GAAP financial measures are presented in tabular form at the end of this earnings release. In addition, the non-GAAP measures that are used by the Company are not defined in the same manner by all companies and therefore may not be comparable to other similarly titled measures of other companies.

Adjusted Gross Profit and Adjusted Gross Margin
Adjusted Gross Profit represents total revenues less the total cost of revenues, excluding depreciation, accretion, and amortization of intangible assets. Adjusted Gross Margin is calculated by dividing Adjusted Gross Profit by total revenues.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin
EBITDA adds net interest expense, income tax expense (benefit), depreciation and accretion, amortization of deferred financing costs and note discounts, amortization of intangible assets, and certain costs not anticipated to occur in future periods to net income. Adjusted EBITDA and Adjusted EBITDA Margin exclude the items excluded from EBITDA as well as share-based compensation expense, certain other income and expense amounts, acquisition related expenses, gains or losses on disposal and impairment of assets, certain non-operating expenses (if applicable in a particular period), and includes an adjustment for noncontrolling interests. Depreciation and accretion expense and amortization of intangible assets are excluded from Adjusted EBITDA and Adjusted EBITDA margins as these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, and the methods by which the assets were acquired. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by total revenues.
Adjusted Net Income, Adjusted Net Income per Diluted Share and Adjusted Tax Rate
Adjusted Net Income represents net income computed in accordance with U.S. GAAP, before amortization of intangible assets, deferred financing costs and note discount, gains or losses on disposal and impairment of assets, share-based compensation expense, certain other income and expense amounts, acquisition related expenses, certain non-operating expenses, and (if applicable in a particular period) certain costs not anticipated to occur in future periods (together, the “Adjustments”). The non-GAAP tax rate used to calculate Adjusted Net Income was approximately 27.1% and 23.6% for the three months ended March 31, 2021 and 2020, respectively. The non-GAAP tax rates represent the U.S. GAAP tax rate for the period as adjusted by the estimated tax impact of the items adjusted from the measure. Adjusted Net Income per diluted share is calculated by dividing Adjusted Net Income by weighted average diluted shares outstanding.
Adjusted Net Cash Provided by Operating Activities and Adjusted Free Cash Flow
Adjusted Net Cash Provided by Operating Activities is defined as cash provided by operating activities less the impact of changes in restricted cash due to the timing of payments of restricted cash liabilities.
Adjusted Free Cash Flow is defined as Adjusted Net Cash Provided by Operating Activities less payments for capital expenditures, including those financed through direct debt, but excluding acquisitions. The Adjusted Free Cash Flow measure does not take into consideration certain financing activities and other non-discretionary cash requirements such as mandatory principal payments on portions of the Company’s long-term debt.
Net Debt
Net Debt represents the principal amount of current and long-term debt outstanding less cash and cash equivalents. The carrying value of current and long-term debt is reconciled to the principal amount by adding the unamortized debt issuance costs and discounts.
Constant-Currency
Management calculates certain GAAP as well as non-GAAP measures on a constant-currency basis using the average foreign currency exchange rates applicable in the corresponding period of the previous year and applying these rates to the measures in the current reporting period to assess performance and eliminate the effect foreign currency exchange rates have on comparability between periods.

Consolidated Statements of Operations
For the Three Months Ended March 31, 2021 and 2020
(In thousands, excluding share, per share amounts, and percentages)
(Unaudited)

	Three Months Ended
	March 31,
	2021	2020	% Change

Revenues:
ATM operating revenues	$255,018	$291,799	(12.6)%
ATM product sales and other revenues	12,816	14,803	(13.4)
Total revenues	267,834	306,602	(12.6)
Cost of revenues:
Cost of ATM operating revenues (excludes depreciation, accretion, and amortization of intangible assets reported separately below)	150,803	193,630	(22.1)
Cost of ATM product sales and other revenues	8,796	12,092	(27.3)
Total cost of revenues	159,599	205,722	(22.4)
Operating expenses:
Selling, general, and administrative expenses	42,909	42,378	1.3
Restructuring expenses	1,692	1,209	40.0
Acquisition related expenses	1,440	—	n/m
Depreciation and accretion expense	32,285	32,211	0.2
Amortization of intangible assets	6,086	8,413	(27.7)
Loss on disposal and impairment of assets	353	921	(61.7)
Total operating expenses	84,765	85,132	(0.4)
Income from operations	23,470	15,748	49.0
Other expenses:
Interest expense, net	10,761	6,421	67.6
Amortization of deferred financing costs and note discount	1,043	3,486	(70.1)
Other expenses, net	2,842	3,829	n/m
Total other expenses	14,646	13,736	6.6
Income before income taxes	8,824	2,012	338.6
Income tax expense (benefit)	2,951	(3,737)	n/m
Effective tax rate	33.4%	(185.7)%
Net income	5,873	5,749	2.2
Net loss attributable to noncontrolling interests	(3)	(6)	n/m
Net income attributable to controlling interests and available to common shareholders	$5,876	$5,755	2.1

Net income per common share – basic	$0.13	$0.13
Net income per common share – diluted	$0.13	$0.13

Weighted average shares outstanding – basic	44,959,960	44,729,824
Weighted average shares outstanding – diluted	45,609,764	45,741,261

Condensed Consolidated Balance Sheets
As of March 31, 2021 and December 31, 2020
(In thousands)

	March 31, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$197,363	$174,242
Accounts and notes receivable, net	87,770	89,867
Inventory, net	6,210	6,598
Restricted cash	141,859	137,353
Prepaid expenses, deferred costs, and other current assets	50,338	53,953
Total current assets	483,540	462,013
Property and equipment, net	412,861	429,842
Operating lease assets	56,434	60,368
Intangible assets, net	75,250	84,629
Goodwill	760,811	759,102
Deferred tax assets, net	17,774	17,382
Prepaid expenses, deferred costs, and other noncurrent assets	23,188	18,109
Total assets	$1,829,858	$1,831,445

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$5,000	$5,000
Current portion of other long-term liabilities	51,744	64,799
Accounts payable and other accrued liabilities	419,068	406,186
Total current liabilities	475,812	475,985
Long-term liabilities:
Long-term debt	772,693	773,177
Asset retirement obligations	56,859	56,973
Deferred tax liabilities, net	55,471	51,484
Operating lease liabilities	53,681	56,683
Other long-term liabilities	21,886	37,727
Total liabilities	1,436,402	1,452,029
Shareholders' equity	393,456	379,416
Total liabilities and shareholders’ equity	$1,829,858	$1,831,445

Selected Balance Sheet Detail:

Current and Long-Term Debt:	March 31, 2021	December 31, 2020
	(In thousands)
	(Unaudited)
Revolving credit facility due September 2024	$—	$—
Term Loan Facility due June 2027 (1)	480,339	480,985
5.50% Senior Notes due May 2025 (2)	297,354	297,192
Total Current and Long-term Debt	777,693	778,177
Less: Current portion	(5,000)	(5,000)
Total Long-term debt	$772,693	$773,177

Net Debt:	March 31, 2021	December 31, 2020
	(In thousands)
	(Unaudited)
Total Current and Long-term Debt	$777,693	$778,177
Add: Unamortized discounts and capitalized debt issuance costs	18,557	19,323
Less: Cash and cash equivalents	(197,363)	(174,242)
Net Debt	$598,887	$623,258

(1)     The Term Loan Facility due June 2027 (the "Term Loan") with a face value of $496.3 million and $497.5 million as of March 31, 2021 and December 31, 2020, respectively, is presented net of unamortized discounts and capitalized debt issuance costs of $16.0 million and $16.5 million as of March 31, 2021 and December 31, 2020, respectively. Mandatory payments in the next twelve months total $5.0 million and are presented in the Current portion of long-term debt line of the Company's Consolidated Balance Sheet as of March 31, 2021 and December 31, 2020.
(2)    The 5.50% Senior Notes due May 2025 with a face value of $300.0 million are presented net of unamortized capitalized debt issuance costs of $2.6 million and $2.8 million as of March 31, 2021 and December 31, 2020, respectively.

Reconciliation of Net Income Attributable to Controlling Interests and Available to Common
Shareholders to EBITDA, Adjusted EBITDA, and Adjusted Net Income
For the Three Months Ended March 31, 2021 and 2020
(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Net income attributable to controlling interests and available to common shareholders	$5,876	$5,755
Adjustments:
Interest expense, net	10,761	6,421
Amortization of deferred financing costs and note discount	1,043	3,486
Income tax expense (benefit)	2,951	(3,737)
Depreciation and accretion expense	32,285	32,211
Amortization of intangible assets	6,086	8,413
EBITDA	$59,002	$52,549

Add back:
Loss on disposal and impairment of assets	353	921
Other expenses, net (1)	2,842	3,829
Noncontrolling interests (2)	15	13
Share-based compensation expense	4,258	5,193
Restructuring expenses (3)	1,692	1,209
Acquisition related expenses (4)	1,440	—
Adjusted EBITDA (5)	$69,602	$63,714
Less:
Depreciation and accretion expense (6)	32,285	32,210
Interest expense, net	10,761	6,421
Adjusted pre-tax income	26,556	25,083
Income tax expense (7)	7,197	5,920
Adjusted Net Income	$19,359	$19,163

Adjusted Net Income per share – basic	$0.43	$0.43
Adjusted Net Income per share – diluted	$0.42	$0.42

Weighted average shares outstanding – basic	44,959,960	44,729,824
Weighted average shares outstanding – diluted	45,609,764	45,741,261
(1)Includes foreign currency translation gains/losses, the revaluation of the estimated acquisition related contingent consideration, and other non-operating costs.
(2)Noncontrolling interest adjustment made such that Adjusted EBITDA includes only the Company’s ownership interest in the Adjusted EBITDA of one of the Company's Mexican subsidiaries.
(3)For the three months ended March 31, 2021, restructuring expenses included costs incurred in conjunction with facility closures, workforce reductions and other related charges. For the three months ended March 31, 2020, restructuring expenses included professional fees and costs incurred in conjunction with facility closures and workforce reductions. The facility closures during the three months ended March 31, 2021 and 2020, respectively, primarily occurred in the U.K. related to reducing the number of facilities associated with cash delivery operations.
(4)For the three months ended March 31, 2021, acquisition related expenses includes legal and professional fees and certain administrative costs incurred in connection with the proposed acquisition of the Company, as further discussed in Note 1. Basis of Presentation - (a) Description of Business.
(5)The results for the three months ended March 31, 2021 include business rate tax recoveries of $12.0 million, classified as a cost reduction within Cost of ATM operating revenues.
(6)Amounts exclude a portion of the expenses incurred by one of the Company's Mexican subsidiaries to account for the amounts allocable to the noncontrolling interest shareholders.

(7)For the three month periods ended March 31, 2021 and 2020, the non-GAAP tax rates used to calculate Adjusted Net Income were 27.1% and 23.6%. The non-GAAP tax rates represent the Company’s U.S. GAAP tax rates adjusted for the net tax effects related to the items excluded from Adjusted Net Income.

Reconciliation of U.S. GAAP Revenue to Constant-Currency Revenue
For the Three Months Ended March 31, 2021 and 2020
(In thousands, excluding percentages)
(Unaudited)

Consolidated revenue:
	Three Months Ended
	March 31,
	2021			2020	% Change
	U.S. GAAP	Foreign Currency Impact	Constant - Currency	U.S. GAAP	U.S. GAAP	Constant - Currency

ATM operating revenues	$255,018	$(7,306)	$247,712	$291,799	(12.6)%	(15.1)%
ATM product sales and other revenues	12,816	(401)	12,415	14,802	(13.4)	(16.1)
Total revenues	$267,834	$(7,707)	$260,127	$306,601	(12.6)%	(15.2)%

Reconciliation of Gross Profit Inclusive of Depreciation, Accretion, and Amortization
of Intangible Assets to Adjusted Gross Profit
For the Three Months Ended March 31, 2021 and 2020
(In thousands, excluding percentages)
(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Total revenues	$267,834	$306,602
Total cost of revenues (1)	159,599	205,722
Total depreciation, accretion, and amortization of intangible assets excluded from total cost of revenues	31,961	31,194
Gross profit (inclusive of depreciation, accretion, and amortization of intangible assets)	76,274	69,686
Gross Margin (inclusive of depreciation, accretion, and amortization of intangible assets)	28.5%	22.7%
Total depreciation, accretion, and amortization of intangible assets excluded from gross profit	31,961	31,194
Adjusted Gross Profit (exclusive of depreciation, accretion, and amortization of intangible assets)	$108,235	$100,880
Adjusted Gross Margin (exclusive of depreciation, accretion, and amortization of intangible assets)	40.4%	32.9%

(1)The Company presents the Total cost of revenues in the Company’s Consolidated Statements of Operations exclusive of depreciation, accretion, and amortization of intangible assets.

Reconciliation of Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income
per diluted share on a Non-GAAP basis to Constant-Currency
For the Three Months Ended March 31, 2021 and 2020
(In thousands, excluding per share amounts and percentages)
(Unaudited)

	Three Months Ended
	March 31,
	2021			2020	% Change
	Non - GAAP (1)	Foreign Currency Impact	Constant - Currency	Non - GAAP (1)	Non - GAAP (1)	Constant - Currency
Adjusted EBITDA	$69,602	$(2,086)	$67,516	$63,714	9.2%	6.0%

Adjusted Net Income	$19,359	$(522)	$18,837	$19,163	1.0%	(1.7)%

Adjusted Net Income per share – diluted (2)	$0.42	$—	$0.42	$0.42	0.0%	0.0%

(1)As reported on the schedule entitled Reconciliation of Net Income Attributable to Controlling Interests and Available to Common Shareholders to EBITDA, Adjusted EBITDA, and Adjusted Net Income. See Disclosure of Non-GAAP Financial Information in this earnings release for further discussion.
(2)Adjusted Net Income per diluted share is calculated by dividing Adjusted Net Income by the weighted average diluted shares outstanding of 45,609,764 and 45,741,261 for the three months ended March 31, 2021 and 2020.

Reconciliation of Net Cash Provided by Operating Activities to
Adjusted Net Cash Provided by Operating Activities and Adjusted Free Cash Flow
For the Three Months Ended March 31, 2021 and 2020
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Net cash provided by operating activities	$69,352	$1,120
Restricted cash settlement activity (1)	(4,346)	39,871
Adjusted net cash provided by operating activities	65,006	40,991
Net cash used in investing activities, excluding acquisitions (2)	(16,246)	(18,429)
Adjusted free cash flow	$48,760	$22,562

(1)Restricted cash settlement activity represents the change in our restricted cash excluding the portion of the change that is attributable to foreign exchange and disclosed as part of the effect of exchange rate changes on cash, cash equivalents, and restricted cash in our Consolidated Statements of Cash Flows. Restricted cash largely consists of amounts collected on behalf of, but not yet remitted to, certain of the Company’s merchant customers or third-party service providers that are pledged for a particular use or restricted to support these obligations. These amounts can fluctuate significantly period to period based on the number of days for which settlement to the merchant has not yet occurred or day of the week on which a quarter ends.

(2)Capital expenditure amounts include payments made for property and equipment, exclusive license agreements, site acquisition costs, and other assets. Additionally, capital expenditure amounts for one of our Mexican subsidiaries are reflected gross of any noncontrolling interest amounts.

Cardtronics is a registered trademark of Cardtronics plc and its subsidiaries.
All other trademarks are the property of their respective owners.

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